Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports First-Quarter 2010 Financial Results

HERCULES, CA – May 4, 2010 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March  31, 2010.

First-quarter reported revenues were $454.2 million, up 13.3% compared to $400.9 million reported for the first quarter of 2009. On a currency-neutral basis, quarterly revenues increased 7.9% compared to the same period last year. This increase was due to a combination of organic growth across Bio-Rad’s two main areas, Life Science and Clinical Diagnostics, and the addition of certain diagnostics businesses of Biotest AG to the Company’s portfolio in the first quarter of 2010 that resulted in additional revenue in the first quarter of $12.7 million. Excluding the revenue from the Biotest acquisition, first-quarter revenues were up 10.1% or 4.9% on a currency neutral basis, compared to the same period last year.

Net income attributable to Bio-Rad for the first quarter of 2010 was $34.9 million, or $1.24 per share on a fully diluted basis compared to $1.10 per share, during the same period last year. First-quarter gross margin was 56.6% compared to 57.1% during the same quarter last year.

“Performance so far this year reflects strength across many of our product areas,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “During the first quarter we were pleased to add the new diagnostics businesses to our operation.  As the year continues, we will focus on the seamless integration of these new products into our organization and look for other opportunities to invest in our future.”

Life Science

The Life Science segment net sales for the first quarter were $151.4 million, up 7.9% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased by 3.4%. The core Life Science product lines, excluding the impact from the BSE (bovine spongiform encephalopathy) product line, grew at 9.7% compared to the same period last year, or 5.3% on a currency-neutral basis. Performance in the Life Science segment during the first quarter benefited from sales of the ProteOn™ protein interaction array system as well as the Company’s next generation PCR instruments, in particular, the CFX96™ real-time thermal cycler. Bio-Rad’s Mini-PROTEAN® TGX precast electrophoresis gel product line, which launched in March, is gaining rapid customer acceptance by offering ultra-fast time to results, high resolution, and extended shelf life. Also in March, the Company introduced its TC10™ automated cell counter, which accurately provides total mammalian cell counts in 30 seconds or less, providing a simple, rapid, and reproducible alternative to researchers who manually count cells under the microscope using a hemocytometer.

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Bio-Rad Reports First-Quarter 2010 Financial Results

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $299.8 million for the first quarter, up 16.4% compared to the prior-year quarter. On a currency-neutral basis, net sales were up 10.5%. Excluding revenue from the Biotest acquisition, net sales were up 11.5%, or 5.8% on a currency-neutral basis, from the same period last year. These gains were largely due to growth across all product line most notably quality controls, blood typing, and diabetes monitoring.  During the first quarter, Bio-Rad acquired certain diagnostics businesses from Biotest AG, including its diagnostics products in the areas of blood transfusion testing, transplantation, and infectious diseases. Also during the quarter, Bio-Rad announced the launch of an anti-CCP test for markets outside the U.S. The assay runs on Bio-Rad's BioPlex® 2200 system and measures anti-CCP (anti-cyclic citrullinated peptide antibodies), a novel marker that has been shown to have superior specificity in the diagnosis of rheumatoid arthritis.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 4, 2010. Interested parties may access the call by dialing 800-599-9829 (in the U.S.) or 617-847-8703 (international), access number 91876357.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 68368901, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the "Investor Relations" section of www.bio-rad.com.

Internal Investigation

The Company disclosed today that, based on an internal review by the Company, the Company has  identified conduct in certain of our overseas operations that may have violated the anti-bribery provisions of the United States Foreign Corrupt Practices Act (“FCPA”), the FCPA’s books and records and internal controls provisions, and the Company’s own internal policies. The Company has not assessed at this time whether any of the activities in question violated the laws of the foreign jurisdictions in which they took place. In May 2010, the Company voluntarily disclosed these matters to the U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”). The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct an investigation and provide legal advice. The Company intends to provide additional information to the DOJ and the SEC as the Audit Committee’s investigation progresses.

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Bio-Rad Reports First-Quarter 2010 Financial Results

The Company is presently unable to predict the duration, scope, or result of the Audit Committee’s investigation, of any investigations by the DOJ or the SEC or whether either agency will commence any legal action. The outcome of any of the foregoing actions could have a material adverse effect on our business.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues of nearly $1.8 billion in 2009. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

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BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$ 454,234	$ 400,933
Cost of goods sold	197,107	172,031
Gross profit	257,127	228,902
Selling, general and administrative expense	153,617	140,313
Research and development expense	40,263	37,152
Income from operations	63,247	51,437
Interest expense	14,444	7,807
Foreign exchange gains, net	(217)	(774)
Other (income) expense, net	(799)	1,159
Income before tax	49,819	43,245
Provision for income taxes	(14,427)	(11,202)
Net income including noncontrolling interests	35,392	32,043
Less: Net income attributable to noncontrolling interests	(531)	(1,778)
Net income attributable to Bio-Rad	$ 34,861	$ 30,265

Basic earnings per share:
Net income attributable to Bio-Rad	$ 1.27	$ 1.11
Weighted average common shares	27,545	27,321

Diluted earnings per share:
Net income attributable to Bio-Rad	$ 1.24	$ 1.10
Weighted average common shares	28,072	27,618

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

Current assets:
Cash and cash equivalents	$ 598,134	$ 649,938
Short-term investments	93,648	94,876
Accounts receivable, net	344,989	345,734
Inventories, net	380,707	351,206
Other current assets	125,809	120,920
Total current assets	1,543,287	1,562,674

Property, plant and equipment, net	313,549	302,417
Goodwill, net	335,085	327,626
Purchased intangibles, net	213,342	204,779
Other assets	141,609	138,357
Total assets	$ 2,546,872	$ 2,535,853

Current liabilities:
Accounts payable	$ 99,160	$ 92,988
Accrued payroll and employee benefits	106,261	126,702
Notes payable and current maturities of long term-debt	5,104	5,132
Income and other taxes payable	41,881	42,322
Other current liabilities	145,764	152,828
Total current liabilities	398,170	419,972

Long-term debt, net of current maturities	738,662	737,919
Other long-term liabilities	109,117	98,749
Total liabilities	1,245,949	1,256,640

Bio-Rad stockholders’equity	1,282,187	1,259,726
Noncontrolling interests	18,736	19,487
Total stockholders’ equity	1,300,923	1,279,213
Total liabilities and stockholders’ equity	$ 2,546,872	$ 2,535,853

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Cash flows from operating activities:
Cash received from customers	$ 445,669	$ 395,356
Cash paid to suppliers and employees	(389,505)	(375,628)
Interest paid	(21,086)	(8,775)
Income tax payments	(13,279)	(6,012)
Other operating activities	470	1,430
Net cash provided by operating activities	22,269	6,371

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(66,496)	(441)
Other investing activities	(10,518)	(12,275)
Net cash used in investing activities	(77,014)	(12,716)

Cash flows from financing activities:
Payments on long-term borrowings	(1,595)	(1,882)
Other financing activities	2,628	(161)
Net cash provided by (used in) financing activities	1,033	(2,043)

Effect of exchange rate changes on cash	1,908	(3,266)

Net decrease in cash and cash equivalents	(51,804)	(11,654)
Cash and cash equivalents at beginning of period	649,938	204,524
Cash and cash equivalents at end of period	$ 598,134	$ 192,870

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$ 35,392	$ 32,043
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	27,548	22,327
Changes in working capital	(32,746)	(46,871)
Other	(7,925)	(1,128)
Net cash provided by operating activities	$ 22,269	$ 6,371

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